Exhibit 3.1

ARTICLES OF AMENDMENT

ESTABLISHING

SERIES D 8% CUMULATIVE CONVERTIBLE REDEEMABLE PARTICIPATING PREFERRED SHARES

Regional Health Properties, Inc., a Georgia corporation (the “Corporation”), acting pursuant to Section 14-2-602 and Section 14-2-1006 of the Georgia Business Corporation Code (the “GBCC”), does hereby submit the following Articles of Amendment establishing its Series D 8% Cumulative Convertible Redeemable Participating Preferred Shares (“Articles of Amendment”) to the Amended and Restated Articles of Incorporation of the Corporation (“Amended and Restated Articles”).

FIRST: The name of the Corporation is Regional Health Properties, Inc.

SECOND: The following amendments to the Amended and Restated Articles to provide for the preferences, limitations and relative rights of the Corporation’s Series D 8% Cumulative Convertible Redeemable Participating Preferred Shares, to be set forth in a new Article XI thereof, were duly adopted by the Board of Directors on April 7, 2025, and were duly approved by the shareholders holding the Corporation’s common stock in accordance with the provisions of Section 14-2-1003 of the GBCC on August 4, 2025. Effective upon the filing hereof, the Amended and Restated Articles are amended to add a new Article XI, which is set forth on Exhibit A attached hereto.

THIRD: All other provisions of the Amended and Restated Articles shall remain in full force and effect.

Exhibit A

ARTICLE XI

Series D 8% CUMULATIVE CONVERTIBLE Redeemable PARTICIPATING Preferred Shares

11.1 Number of Shares and Designations. The Board of Directors has established in accordance with Section 14-2-602 of the Official Code of Georgia Annotated, and the Corporation is authorized to issue, a series of Preferred Stock designated as the Series D 8% Cumulative Convertible Redeemable Participating Preferred Shares (the “Series D Preferred Shares”), no par value per share. The number of shares that shall constitute such series shall be 1,419,921, which number may be increased or decreased by the Board of Directors, at any time and from time to time, in the manner provided in Section 14-2-602 of the Official Code of Georgia Annotated. In the case the number of shares constituting the Series D Preferred Shares is decreased or such series of shares is eliminated, the shares that are the subject of the decrease or compose the series being eliminated shall be retired and restored to the status of authorized but unissued shares of undesignated Preferred Stock.

The Series D Preferred Shares shall have the rights and preferences set forth in this Article XI.

11.2 Definitions. For purposes of this Article XI, the following terms shall have the meanings indicated:

(a) “Affiliate” shall mean any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act. For the avoidance of doubt, with respect to any Series D Preferred Shares holder that is an investment fund or other investment vehicle, such holder shall be deemed not to be an Affiliate of (i) any portfolio company of such holder or its Affiliates or (ii) any limited partner of any such holder or its Affiliates.

(b) “Attribution Parties” shall have the meaning set forth in paragraph (e) of Section 11.11.

(c) “Board of Directors” shall mean the Board of Directors of the Corporation or any committee of members of the Board of Directors authorized by such Board of Directors to perform any of its responsibilities with respect to the Series D Preferred Shares.

(d) “Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

(e) “Buy-In” shall have the meaning set forth in paragraph (c)(iv) of Section 11.11.

2

(f) “Call Date” shall mean the date fixed for redemption of the Series D Preferred Shares and specified in the notice to holders required under paragraph (f) of Section 11.5 as the Call Date.

(g) A “Change of Control” is deemed to occur when, after the Issue Date, the following has occurred: the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of the Corporation entitling that person to exercise more than 50% of the total voting power of all stock of the Corporation entitled to vote generally in the election of directors of the Corporation (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition).

(h) “Closing” shall mean the consummation of the Merger.

(i) “Conversion Date” shall have the meaning set forth in paragraph (c)(i) of Section 11.11.

(j) “Common Shares” shall mean the shares of Common Stock, no par value per share, of the Corporation.

(k) “Conversion Ratio” means 1.1330 Common Shares for every three (3) Series D Preferred Shares, subject to adjustment as provided herein.

(l) “Conversion Shares” means, collectively, the shares of Common Shares issuable upon conversion of the shares of Series D Preferred Shares in accordance with the terms hereof.

(m) “Correction Event” shall mean: (i) with respect to any Delisting Event, (x) with respect to the Series D Preferred Shares, such time as the Series D Preferred Shares are listed (in the event of a failure to obtain a National Market Listing) or once again listed (in the event of a failure to maintain a National Market Listing) pursuant to a National Market Listing or (y) with respect to the Common Shares, such time as the Common Shares are once again listed pursuant to a National Market Listing; (ii) with respect to any Dividend Default, such time as the Corporation has paid all accumulated accrued and unpaid dividends on the Series D Preferred Shares in full in cash or other property (or declared such dividends and a sum of cash or other property sufficient for the payment thereof is Set Apart for Payment; and (iii) with respect to any Redemption Default, such time as the Corporation has redeemed, repurchased or otherwise acquired the outstanding Series D Preferred Shares).

(n) “Delisting Event” shall have the meaning set forth in paragraph (c) of Section 11.3.

(o) “Dividend Default” shall have the meaning set forth in paragraph (b) of Section 11.3.

3

(p) “Dividend Payment Date” shall have the meaning set forth in paragraph (a) of Section 11.3.

(q) “Dividend Periods” shall mean quarterly dividend periods commencing on January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period; provided, however, that the initial Dividend Period shall commence on and include July 1, 2027 and shall end on and include the day preceding the first day of the next succeeding Dividend Period. For the avoidance of doubt, no dividends shall be paid or accrue prior to the initial Divided Period.

(r) “Dividend Rate” shall mean (as a percentage of Liquidation Preference) 8% per annum; provided, however, that the Dividend Rate shall increase to 12.5% per annum effective as of January 1, 2030 in the event that the Series D Preferred Shares have not been redeemed or converted pursuant to the terms and conditions of this Article XI on or before December 31, 2029.

(s) “Dividend Record Date” shall have the meaning set forth in paragraph (a) of Section 11.3.

(t) “DTC” shall have the Depository Trust Company.

(u) “DWAC Delivery” shall have the meaning set forth in paragraph (c)(i) of Section 11.11.

(v) “Eligible Preferred Holder” shall have the meaning set forth in paragraph (c)(i) of Section 11.11.

(w) “Event” shall have the meaning set forth in paragraph (b) of Section 11.7.

(x) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(y) “First Milestone Date” shall have the meaning set forth in paragraph (b) of Section 11.12.

(z) “Fourth Milestone Date” shall have the meaning set forth in paragraph (b) of Section 11.12.

(aa) “Ineligible Person” shall have the meaning set forth in paragraph (b) of Section 11.8.

(bb) “Issue Date” shall mean the original date of issuance of the Series D Preferred Shares.

(cc) “Junior Shares” shall have the meaning set forth in paragraph (c) of Section 11.6.

(dd) “Liquidation Event” shall have the meaning set forth in paragraph (a) of Section 11.4.

4

(ee) “Liquidation Preference” shall mean, with respect to the Series D Preferred Shares, $12.50 per Series D Preferred Share, subject to adjustment as provided herein.

(ff) “Mandatory Conversion” shall have the meaning set forth in paragraph (a) of Section 11.11.

(gg) “Mandatory Conversion Date” shall have the meaning set forth in paragraph (a) of Section 11.11.

(hh) “Mandatory Conversion Notice” shall have the meaning set forth in paragraph (a) of Section 11.11.

(ii) “Mandatory Conversion Notice Date” shall have the meaning set forth in paragraph (a) of Section 11.11.

(jj) “Maximum Percentage” shall have the meaning set forth in paragraph (e) of Section 11.11.

(kk) “Merger” shall mean the transactions contemplated by the Merger Agreement.

(ll) “Merger Agreement” shall mean that certain Amended and Restated Agreement and Plan of Merger, dated as of April 14, 2025, by and between the Corporation and SunLink, as amended by that certain Amendment to the Amended and Restated Agreement and Plan of Merger, dated June 22, 2025, by and between the Corporation and SunLink.

(mm) “Milestone Date” shall mean, as applicable, the First Milestone Date, the Second Milestone Date, the Third Milestone Date or the Fourth Milestone Date.

(nn) “National Market Listing” shall mean the listing of securities on a National Securities Exchange.

(oo) “National Securities Exchange” shall mean the New York Stock Exchange LLC, the NYSE Amex (formerly known as the NYSE MKT LLC), The Nasdaq Global Market, The Nasdaq Global Select Market or The Nasdaq Capital Market or any comparable national securities exchange.

(pp) “Nomination Notice” shall have the meaning set forth in paragraph (c)(i) of Section 11.11.

(qq) “Notice of Conversion” shall have the meaning set forth in paragraph (c)(i) of Section 11.11.

(rr) “NYSE Amex” shall mean the NYSE American LLC.

(ss) “Optional Conversion Date” shall have the meaning set forth in paragraph (c)(i) of Section 11.11.

5

(tt) “OTC” means the over-the-counter stock markets.

(uu) “Parity Shares” shall have the meaning set forth in paragraph (b) of Section 11.6.

(vv) “Preferred Nominee” shall have the meaning set forth in paragraph (c) of Section 11.11.

(ww) “Preferred Shares” shall mean the shares of Preferred Stock, no par value, of the Corporation.

(xx) “Redemption Default” shall mean a failure by the Corporation to redeem the Series D Preferred Shares when required upon a Change of Control pursuant to paragraph (b) of Section 11.5.

(yy) “Required Shares” shall have the meaning set forth in paragraph (i) of Section 11.11.

(zz) “SEC” shall mean the Securities and Exchange Commission.

(aaa) “Securities Act” shall mean the Securities Act of 1933, as amended.

(bbb) “Second Milestone Date” shall have the meaning set forth in paragraph (b) of Section 11.12.

(ccc) “Senior Shares” shall have the meaning set forth in paragraph (a) of Section 11.6.

(ddd) “Series A Preferred Shares” shall mean the Series A Redeemable Preferred Shares of the Corporation.

(eee) “Series B Preferred Shares” shall mean the 12.5% Series B Cumulative Redeemable Preferred Shares of the Corporation.

(fff) “Series D Preferred Director” shall have the meaning set forth in paragraph (a) of Section 11.8.

(ggg) “Series D Preferred Shares” shall have the meaning set forth in Section 11.1.

(hhh) “Set Apart for Payment” shall mean (i) irrevocably placing funds in a separate account, or (ii) irrevocably delivering such funds to a disbursing, paying or other similar agent, in case of either of the foregoing clauses (i) or (ii), pending payment thereof to holders of the Series D Preferred Shares.

(iii) “Share Delivery Date” shall have the meaning set forth in paragraph (c)(ii) of Section 11.11.

6

(jjj) “Standard Settlement Period” shall mean the standard settlement period, expressed in a number of Trading Days, on the Corporation’s primary National Securities Exchange with respect to the Common Shares as in effect on the applicable Conversion Date.

(kkk) “SunLink” shall mean SunLink Health Systems, Inc., a Georgia corporation.

(lll) “Third Milestone Date” shall have the meaning set forth in paragraph (b) of Section 11.12.

(mmm) “Trading Day” means: (i) a day on which the principal national securities exchange on which the Common Shares is listed or admitted to trading is open for the transaction of business; or (ii) if the Common Shares is not so listed or admitted to trading, any Business Day.

(nnn) “Voluntary Liquidation” shall mean any approval by Board of Directors and of the holders of Common Shares of a voluntary plan of liquidation or dissolution followed by the filing by the Corporation of articles of dissolution or similar document under applicable state law.

11.3 Dividends.

(a) Subject to Section 11.8, beginning on July 1, 2027, holders of issued and outstanding Series D Preferred Shares shall be entitled to receive, when, as and if approved by the Board of Directors out of funds of the Corporation legally available for the payment of distributions and declared by the Corporation, cumulative preferential dividends at a rate per annum equal to the Dividend Rate of the Liquidation Preference of the Series D Preferred Shares in effect on the first calendar day of the applicable Dividend Period. All Dividends on the Series D Preferred Shares shall be paid in cash or other property, shall accrue and accumulate (whether or not declared or paid) on each issued and outstanding share of the Series D Preferred Shares on a daily basis from July 1, 2027, and shall be payable quarterly in equal amounts in arrears on the last calendar day of each Dividend Period (each such day being hereinafter called a “Dividend Payment Date”); provided that if any Dividend Payment Date is not a Business Day, then the dividend that would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day. Any dividend payable on the Series D Preferred Shares for any partial Dividend Period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be the tenth day preceding the applicable Dividend Payment Date, or such other date designated by the Board of Directors or an officer of the Corporation duly authorized by the Board of Directors for the payment of dividends that is not more than 30 nor less than ten days prior to such Dividend Payment Date (each such date, a “Dividend Record Date”).

7

(b) If the Corporation fails to pay any dividends on the Series D Preferred Shares in full for any three consecutive or non-consecutive Dividend Periods (such a failure, a “Dividend Default”), then:

(i) commencing on the first day after the Dividend Payment Date on which a Dividend Default occurs and continuing until the date a Correction Event with respect to such Dividend Default occurs, the then-applicable Liquidation Preference per Series D Preferred Share shall increase by $0.50 per Series D Preferred Share; and

(ii) following any Dividend Default that has been cured by the Corporation as provided above in subparagraph (i) of this paragraph (b), if the Corporation subsequently fails to pay dividends on the Series D Preferred Shares in full for any subsequent three consecutive or non-consecutive Dividend Periods, such subsequent failure shall constitute a separate Dividend Default, and the foregoing provisions of subparagraph (i) of this paragraph (b) shall immediately apply until such time as a Correction Event occurs with respect to such subsequent Dividend Default.

(c) If, at any time, (x) the Series B Preferred Shares obtain a National Market Listing, and either (i) the Corporation fails to obtain a National Market Listing for the Series D Preferred Shares within 60 consecutive days following the Corporation having obtained a National Market Listing for the Series B Preferred Shares, or (ii) the Series D Preferred Shares are delisted from the National Market Listing for a period of 90 consecutive days or longer following the Corporation having obtained a National Market Listing for the Series B Preferred Shares, or (y) the Common Shares are delisted from the National Market Listing for a period of 90 consecutive days or longer (any of the foregoing such events, a “Delisting Event”), then:

(i) commencing on the first day after the Delisting Event occurs and continuing until the date a Correction Event with respect to such Delisting Event occurs, (A) in the case of a Delisting Event with respect to the Series D Preferred Shares, the then-applicable Liquidation Preference per Series D Preferred Share shall increase by $0.50 per Series D Preferred Share and (B) in the case of a Delisting Event with respect to the Common Shares, the then-applicable Liquidation Preference per Series D Preferred Share shall increase by $1.00 per Series D Preferred Share; and

(ii) following any Delisting Event that has been cured by the Corporation as provided above in subparagraph (i) of this paragraph (c), if (A) the Series D Preferred Shares subsequently cease to be subject to a National Market Listing for 90 consecutive days or longer or (B) the Common Shares subsequently cease to be subject to a National Market Listing for 90 consecutive days or longer, either of the foregoing such events shall constitute a separate Delisting Event with respect to the applicable shares, and the foregoing provisions of subparagraph (i) of this paragraph (c) shall immediately apply until such time as a Correction Event occurs with respect to such subsequent Delisting Event.

8

(d) No distribution or dividend on the Series D Preferred Shares will be declared by the Corporation or paid or Set Apart for Payment by the Corporation at such time as the terms and provisions of Senior Shares or any agreement of the Corporation (whether now existing or arising hereafter), including any agreement relating to its indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting aside of funds is restricted or prohibited under the Official Code of Georgia Annotated or other applicable law; provided, however, notwithstanding anything to the contrary contained herein, dividends on the Series D Preferred Shares shall continue to accrue and accumulate pursuant to the terms hereof regardless of whether (i) any or all of the foregoing restrictions exist; (ii) the Corporation has earnings or profits; (iii) there are funds legally available for the payment of such dividends; or (iv) such dividends are authorized by the Board of Directors. Accrued and unpaid dividends on the Series D Preferred Shares will accumulate commencing as of the Dividend Payment Date on which they first become payable.

(e) Except as provided in paragraph (f) of Section 11.3 and subject to paragraph (g) of Section 11.3, no distributions or dividends, in cash or otherwise, may be declared or paid or Set Apart for Payment upon the Common Shares or upon any Junior Shares or Parity Shares, nor shall any Common Shares or any Junior Shares or Parity Shares be redeemed, purchased or otherwise acquired directly or indirectly for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such stock) by the Corporation (except by conversion into or exchange for Junior Shares or by redemption, purchase or acquisition of stock required under any employee benefit plan of the Corporation), unless, on the most recently preceding Dividend Payment Date on which dividends on the Series D Preferred Shares became payable, the Corporation paid such dividends together with all accumulated and unpaid dividends to date on the Series D Preferred Shares in full in cash or other property.

(f) When all dividends accumulated and unpaid to date are not paid in full in cash or other property (or a sum of cash or other property sufficient for such full payment is not so Set Apart for Payment) upon the Series D Preferred Shares, all dividends declared, paid or Set Apart for Payment upon the Series D Preferred Shares, shall be declared and paid in cash or other property, as applicable, or declared and a sum of cash or other property, as applicable, sufficient for the payment thereof shall be Set Apart for Payment thereof. No interest, or sum of money or other property in lieu of interest, shall be payable in respect of any dividend payment on Series D Preferred Shares or on any dividend payment or other payment on any Junior Shares which may be in arrears.

(g) So long as any Series D Preferred Shares remain outstanding, no cash or stock dividends shall be paid or made to any holders of Common Shares, Series A Preferred Shares or any class or series of Junior Shares, without the consent of the majority of the votes entitled to be cast by the holders of the outstanding Series D Preferred Shares.

(h) Any dividend payment made on the Series D Preferred Shares shall first be credited against the earliest accumulated accrued and unpaid dividend due with respect to such shares which remains payable at the time of such payment.

9

11.4 Liquidation Preference.

(a) Subject to the rights of the holders of Senior Shares and Parity Shares, if (A) the Corporation shall (i) commence a Voluntary Liquidation, or (ii) commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law for the restructuring, reorganization or liquidation of the Corporation, or (iii) consent to the entry of an order for relief in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar state or federal law for the restructuring, reorganization or liquidation of the Corporation or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or (iv) make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or (v) if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the restructuring, reorganization, liquidation, dissolution or winding up of the Corporation, and any such decree or order shall be unstayed and in effect for a period of 60 consecutive days and, (B) in connection with or on account of any of the aforesaid events, the Corporation shall financially restructure, reorganize, recapitalize, liquidate, dissolve or wind up or sell or dispose of a material portion or amount of its assets in one or more related transactions, in each case in (x) a bankruptcy or similar state court proceeding or (y) a liquidation or dissolution process under state law (each, a “Liquidation Event”), before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or Set Apart for Payment to the holders of any Common Shares or any other class or series of Junior Shares, as to the distribution of assets upon the occurrence of a Liquidation Event, each holder of the Series D Preferred Shares shall be entitled to receive an amount of cash equal to the greater of: (i) then-applicable Liquidation Preference per Series D Preferred Share plus an amount in cash equal to all accumulated accrued and unpaid dividends thereon (whether or not earned or declared) to, but excluding, the date of final distribution to such holders, as applicable, without interest; and (ii) an amount equal to the product of: (A) the average closing price of the Common Shares on (x) the National Securities Exchange on which the Common Shares are then-listed or traded for the 60 Trading Days immediately preceding the record date, or (y) the OTC on which the Common Shares are then-traded for 90 days immediately preceding the record date if the Common Shares are not then listed or traded on a National Securities Exchange, by (B) the number of shares of Common Shares into which the Series D Preferred Shares are then-convertible. If, upon the occurrence of a Liquidation Event, the assets of the Corporation, or proceeds thereof, distributable among the holders of the Series D Preferred Shares shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Senior Shares and Parity Shares as to the distribution of assets upon the occurrence of a Liquidation Event, then, after payment of liquidating payments and distributions on all outstanding Senior Shares, such assets, or the proceeds thereof, shall be distributed among the holders of Series D Preferred Shares and any such other Parity Shares ratably in accordance with the respective amounts that would be payable on such Series D Preferred Shares and any such other Parity Shares if all amounts payable thereon were paid in full. For the avoidance of doubt, none of (i) a consolidation or merger of the Corporation with one or more corporations or other entities, (ii) a sale, lease or transfer of all or substantially all of the Corporation’s assets or (iii) a statutory share exchange shall be deemed to be a Liquidation Event.

10

(b) Subject to the rights of the holders of Senior Shares and Parity Shares with respect to a Liquidation Event, upon the occurrence of a Liquidation Event, after payment shall have been made in full to the holders of the Series D Preferred Shares, as provided in Section 11.4, any other series or class or classes of Junior Shares shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series D Preferred Shares shall not be entitled to share therein.

11.5 Redemption.

(a) The Corporation, at its option, upon not less than 30 nor more than 60 days’ written notice as contemplated by paragraph (f) of Section 11.5, may redeem the Series D Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price equal to the greater of:

(i) the then-applicable Liquidation Preference per Series D Preferred Share, plus all accumulated accrued and unpaid dividends thereon (whether or not earned, approved or declared) to, but excluding, the Call Date (subject to paragraph (i) of Section 11.5), without interest; and

(ii) an amount equal to the product of (A) the average closing price of the Common Shares on (x) the National Securities Exchange on which the Common Shares are then-listed or traded for the 60 Trading Days immediately preceding the record date, or (y) the OTC on which the Common Shares are then-traded for 90 days immediately preceding the record date if the Common Shares are not then listed or traded on a National Securities Exchange by (B) the number of shares of Common Shares into which the Series D Preferred Shares are then-convertible.

If fewer than all of the outstanding Series D Preferred Shares are to be redeemed, the number of shares to be redeemed will be determined by the Corporation and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in an equitable manner determined by the Corporation.

(b) If a Change of Control occurs, then the Corporation or the acquiring entity in such Change of Control shall redeem the Series D Preferred Shares, in whole but not in part, on the date on which the Change of Control occurs, for cash at a redemption price equal to the greater of:

(i) the then-applicable Liquidation Preference per Series D Preferred Share, plus all accumulated accrued and unpaid dividends thereon (whether or not earned, approved or declared) to, but excluding, the Call Date (subject to paragraph (i) of Section 11.5), without interest; and

(ii) an amount equal to the product of (A) the average closing price of the Common Shares on (x) the National Securities Exchange on which the Common Shares are then-listed or traded for the 60 Trading Days immediately preceding the record date, or (y) the OTC on which the Common Shares are then-traded for 90 days immediately preceding the record date if the Common Shares are not then listed or traded on a National Securities Exchange, by (B) the number of shares of Common Shares into which the Series D Preferred Shares are then-convertible.

11

(c) If not converted prior thereto, the Corporation, upon not less than 30 nor more than 60 days’ written notice as contemplated by paragraph (f) of Section 11.5, shall mandatorily redeem all outstanding shares of Series D Preferred Shares on or before December 31, 2029 for cash at a redemption price equal to the greater of:

(i) the then-applicable Liquidation Preference per Series D Preferred Share, plus all accumulated accrued and unpaid dividends thereon (whether or not earned, approved or declared) to, but excluding, the Call Date (subject to paragraph (i) of Section 11.5), without interest; and

(ii) an amount equal to the product of (A) the average closing price of the Common Shares on (x) the National Securities Exchange on which the Common Shares are then-listed or traded for the 60 Trading Days immediately preceding the record date, or (y) the OTC for 90 days immediately preceding the record date if the Common Shares are not then listed or traded on a National Securities Exchange, by (B) the number of shares of Common Shares into which the Series D Preferred Shares are then-convertible.

(d) With respect to a redemption pursuant to paragraph (a) of Section 11.5, unless all accumulated accrued and unpaid dividends on all Series D Preferred Shares and any other class or series of Parity Shares shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum of cash sufficient for the payment thereof is Set Apart for Payment for all past Dividend Periods and the then current Dividend Period, no Series D Preferred Shares or such Parity Shares shall be redeemed unless all of the outstanding Series D Preferred Shares and such Parity Shares are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of the Series D Preferred Shares or such Parity Shares (A) pursuant to a purchase or exchange offer made on the same terms to holders of all of the outstanding Series D Preferred Shares and such Parity Shares or (B) by conversion into or exchange for Junior Shares and Parity Shares.

(e) From and after the Call Date (unless the Corporation (or, if applicable, the acquiring entity) defaults in payment of the redemption price as contemplated by Section 11.5), all dividends will cease to accumulate on the Series D Preferred Shares called for redemption pursuant to Section 11.5, such shares shall no longer be deemed to be outstanding, and all of the rights of the holders of such shares will terminate with respect to such shares, except the right to receive the redemption price and all accumulated accrued and unpaid dividends up to, but excluding, the Call Date, in cash without interest (upon surrender and endorsement of their certificates, if so required in accordance with paragraph (h) of Section 11.5).

12

(f) Notice of the redemption of any Series D Preferred Shares pursuant to Section 11.5 shall be mailed by first class mail to each holder of record of Series D Preferred Shares to be redeemed at the address of each such holder as shown on the Corporation’s share transfer books (or sent in accordance with the procedures of DTC with respect to Series D Preferred Shares registered in the name of DTC or its nominee): (i) for a redemption pursuant to paragraph (a) or (c) of Section 11.5, at least 30 but not more than 60 days prior to the Call Date; and (ii) for a redemption pursuant to paragraph (b) of Section 11.5, not later than 20 days prior to the date on which a Change of Control occurs. Neither the failure to mail or send any notice required by this paragraph (f) of Section 11.5, nor any defect therein or in the mailing or sending thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed or sent in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed or sent whether or not the holder receives the notice. Each such notice shall state, as appropriate: (1) the Call Date; (2) for a redemption pursuant to paragraph (a) of Section 11.5, the number of Series D Preferred Shares to be redeemed; (3) the applicable redemption price per Series D Preferred Share; (4) the place or places where any certificates for such shares, other than certificates issued in the form of fully registered global certificates, are to be surrendered for payment of the redemption price; (5) that dividends on the shares to be redeemed shall cease to accrue on such Call Date; and (6) any other information required by law or by the applicable rules of any National Securities Exchange pursuant to which the Series D Preferred Shares are listed or quoted.

(g) The Corporation’s (or, if applicable, the acquiring entity’s) obligation to provide cash in accordance with Section 11.5 shall be deemed fulfilled if, on or before the Call Date, the Corporation (or such acquiring entity) shall irrevocably deposit funds necessary for redemption pursuant to Section 11.5, in trust for the holders of the Series D Preferred Shares so called for redemption pursuant to Section 11.5, with a bank or trust company that has, or is an affiliate of a bank or trust company that has, capital and surplus of at least $50,000,000, with irrevocable instructions that such cash be applied to the redemption of the Series D Preferred Shares so called for redemption, in which case the notice to holders of the Series D Preferred Shares will: (i) state the date of such deposit; (ii) specify the office of such bank or trust company as the place of payment of the redemption price; and (iii) require such holders to surrender any certificates representing such shares, other than certificates issued in the form of fully registered global certificates, at such place on or about the date fixed in such redemption notice (which may not be later than the Call Date) against payment of the applicable redemption price. No interest shall accrue for the benefit of the holders of Series D Preferred Shares to be redeemed on any cash so set aside by the Corporation (or such acquiring entity). Subject to applicable escheat laws, any such cash unclaimed at the end of six months from the Call Date shall revert to the general funds of the Corporation (or such acquiring entity), after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation (or such acquiring entity) for the payment of such cash.

(h) On or after any Call Date, each holder of Series D Preferred Shares that holds a certificate, other than certificates issued in the form of fully registered global certificates, must present and surrender (and properly endorse or assign for transfer, if the Corporation shall require and if the notice shall so state) each such certificate representing such holder’s Series D Preferred Shares subject to redemption to the Corporation at the place designated in the applicable notice and thereupon the redemption price of such shares will be paid to or on the order of the person whose name appears on such certificate representing the Series D Preferred Shares as the owner thereof, and each surrendered certificate will be canceled. All Series D Preferred Shares redeemed by the Corporation pursuant to Section 11.5, or otherwise acquired by the Corporation, shall be retired and restored to the status of authorized but unissued shares of undesignated Preferred Shares.

13

(i) If the Corporation redeems any of the Series D Preferred Shares pursuant to Section 11.5 and, if the Call Date for such redemption occurs after a Dividend Record Date and on or prior to the related Dividend Payment Date, then the dividend payable on such Dividend Payment Date with respect to such shares called for redemption shall be payable on such Dividend Payment Date to the holders of record at the close of business on such Dividend Record Date, and shall not be payable as part of the redemption price for such shares.

(j) No Series D Preferred Shares may be redeemed if such redemption is prohibited under the Official Code of Georgia Annotated or other applicable law.

11.6 Ranking. Any class or series of stock of the Corporation shall be deemed to rank:

(a) prior to the Series D Preferred Shares, as to the payment of dividends and as to distribution of assets upon the occurrence of a Liquidation Event, if such class or series shall be the Series B Preferred Shares or if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon the occurrence of a Liquidation Event, as the case may be, in preference or priority to the holders of Series D Preferred Shares (“Senior Shares”);

(b) on a parity with the Series D Preferred Shares, as to distribution of assets upon the occurrence of a Liquidation Event, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Series D Preferred Shares, if such class or series shall be the Series A Preferred Shares or if the holders of such class or series and the Series D Preferred Shares shall be entitled to the receipt of dividends and of amounts distributable upon the occurrence of a Liquidation Event in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, as the case may be, without preference or priority as to payment of dividends or as to distribution of assets upon the occurrence of a Liquidation Event over the other (“Parity Shares”);

(c) junior to the Series D Preferred Shares, as to the payment of dividends and as to the distribution of assets upon the occurrence of a Liquidation Event, if such class or series shall be the Common Shares or any other class or series of shares of stock of the Corporation now or hereafter issued and outstanding over which the Series D Preferred Shares have preference or priority in the payment of dividends and in the distribution of assets upon the occurrence of a Liquidation Event (“Junior Shares”).

11.7 Voting Rights.

(a) Holders of the Series D Preferred Shares will not have any voting rights, except as set forth in Section 11.7, Section 11.8 or as otherwise required by the Official Code of Georgia Annotated or other applicable law. On each matter on which holders of Series D Preferred Shares are entitled to vote, each Series D Preferred Share shall be entitled to one vote, except that when shares of any other class or series of stock the Corporation may issue have the right to vote with the Series D Preferred Shares as a single class on any matter, the Series D Preferred Shares and the shares of each such other class or series shall have one vote per share.

14

(b) So long as any Series D Preferred Shares remain outstanding, the Corporation will not, without the affirmative vote of the holders of at least (A) two-thirds of the Series D Preferred Shares outstanding at the time, if there are more than 200,000 Series D Preferred Shares outstanding at the time, or (B) a majority of the Series D Preferred Shares outstanding at the time, if there are 200,000 or fewer Series D Preferred Shares outstanding at the time, in each case given in person or by proxy, either in writing or at a meeting (voting together as a series and also together as a class with all other classes or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series D Preferred Shares): (i) authorize or create, or increase the authorized or issued amount of, any class or series of Senior Shares or reclassify any of the authorized stock of the Corporation into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of these Amended and Restated Articles of Incorporation, as amended, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series D Preferred Shares (each, an “Event”); provided, however, with respect to the occurrence of any Event set forth in clause (ii) above, so long as the Series D Preferred Shares remain outstanding with the terms thereof materially unchanged, taking into account that, upon an occurrence of an Event, the Corporation may not be the surviving entity (whether or not such Event would constitute a Change of Control), the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series D Preferred Shares (although, in accordance with paragraph (b) of Section 11.5, the Corporation would be required to redeem the Series D Preferred Shares if such Event constitutes a Change of Control) and, provided, further, that any increase in the amount of the authorized Common Shares or other stock the Corporation may issue (including the Series D Preferred Shares), or the creation or issuance of any additional Common Shares or Series D Preferred Shares or other class or series of stock that the Corporation may issue, or any increase in the amount of authorized shares of such class or series, in each case which are Junior Shares, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers and shall not require any affirmative vote of the holders of the Series D Preferred Shares. Notwithstanding the foregoing, (A) if any Event set forth in clause (ii) above would adversely affect one or more but not all other classes or series of stock the Corporation may issue upon which similar voting rights have been conferred and are exercisable (including the Series D Preferred Shares for this purpose), then only such classes or series of stock as are adversely affected by and entitled to vote on the matter shall vote on the matter together as a class in lieu of all other classes or series of stock; and (B) if all series of a class of Preferred Stock are not equally affected by the proposed Event, there shall be required a two-thirds approval of the class and a two-thirds approval of each series that will have a diminished status.

(c) The voting rights provided for in Section 11.7 will not apply if, at or prior to the time when the act with respect to which voting by holders of the Series D Preferred Shares would otherwise be required pursuant to Section 11.7 shall be effected, all outstanding shares of Series D Preferred Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited and maintained in trust to effect such redemption pursuant to paragraph (g) of Section 11.5, unless, in the case of a vote required to authorize or create any class or series of Senior Shares pursuant to clause (i) of paragraph (b) of Section 11.7, all or a part of the outstanding Series D Preferred Shares is being redeemed with the proceeds from the sale of the Senior Shares to be authorized or created.

15

(d) Except as expressly stated in this Article XI or as may be required by the Official Code of Georgia Annotated or other applicable law, the Series D Preferred Shares will not have any relative, participating, optional or other special voting rights or powers and the affirmative vote or consent of the holders thereof shall not be required for the taking of any corporate action.

11.8 Director Nomination Rights.

(a) So long as at least 200,000 Series D Preferred Shares remain outstanding, the holders of Series D Preferred Shares voting as a separate class at a meeting of such shareholders duly called for that purpose shall be entitled to elect two members of the Board of Directors (each, a “Series D Preferred Director”); provided, however, that the initial Series D Preferred Directors shall be the two individuals designated by SunLink prior to the Closing pursuant to the terms and conditions of the Merger Agreement.

(b) If, at any time 200,000 Series D Preferred Shares remain outstanding, any vacancy in the office of a Series D Preferred Director shall occur, then such vacancy may be filled only by the remaining Series D Preferred Director or by a vote of the holders of record of the outstanding Series D Preferred Shares at a meeting of such shareholders duly called for that purpose. In no event shall the remaining Series D Preferred Director or holders of the Series D Preferred Shares be entitled pursuant to this paragraph (b) of Section 11.8 to submit and appoint a director nominee to fill a vacancy (i) whose appointment as a director would violate or cause the Corporation to be in violation of these Amended and Restated Articles of Incorporation, as amended, the Corporation’s Amended and Restated Bylaws, as amended, the Corporation’s Code of Business Conduct and Ethics, the Corporation’s requirements with regard to director qualifications and policies and guidelines applicable to directors, any National Securities Exchange pursuant to which any class or series of the stock of the Corporation is listed or quoted or any applicable state or federal law, rule or regulation; (ii) who would cause the Corporation to fail to satisfy a requirement relating to director independence of any National Securities Exchange pursuant to which any class or series of the stock of the Corporation is listed or quoted; (iii) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten years; or (iv) who is subject to any order of the type specified in Rule 506(d) of Regulation D under the Securities Act (an “Ineligible Person”). Other than as provided in this paragraph (b) of Section 11.8, any Series D Preferred Director may be removed only by the affirmative vote of holders of the outstanding Series D Preferred Shares, such removal to be effected by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding Series D Preferred Shares at a meeting of such shareholders duly called for that purpose. Notwithstanding anything herein to the contrary, a Series D Preferred Director may be removed in accordance with Section 14-2-808 of the Official Code of Georgia Annotated and applicable law.

(c) If, at any time when the voting right conferred upon the Series D Preferred Shares pursuant to paragraph (a) of Section 11.8 is exercisable, the Corporation shall include in its proxy statement (including its form of proxy and ballot) for the next annual meeting of shareholders, the names of any nominees for election to the Board of Directors submitted pursuant to Section 11.8 (each, a “Preferred Nominee”), provided:

(i) timely written notice of such Preferred Nominees satisfying Section 11.8 (“Nomination Notice”) is given to the Corporation by or on behalf of a holder or holders of Series D Preferred Shares that, at the time the Nomination Notice is given, satisfy the ownership and other requirements of Section 11.8 (each, an “Eligible Preferred Holder”);

16

(ii) each Eligible Preferred Holder expressly elects in writing at the time of providing the Nomination Notice to have its Preferred Nominees included in the Corporation’s proxy statement pursuant to Section 11.8; and

(iii) each Eligible Preferred Holder and each Preferred Nominee otherwise satisfy the requirements of Section 11.8.

(d) The Nomination Notice shall be directed to the attention of the Secretary of the Corporation. To be timely, the Nomination Notice shall be delivered to or mailed and received at the principal executive office of the Corporation not less than 60 nor more than 200 days before the first anniversary of the date of the Corporation’s notice of annual meeting sent to shareholders in connection with the previous year’s annual meeting; provided that if no annual meeting was held in the previous year, or the date of the annual meeting has been established to be more than 30 days earlier than, or 60 days after, the anniversary of the previous year’s annual meeting, the Nomination Notice, to be timely, must be so delivered or mailed and received not later than (i) the 90th day prior to the annual meeting or (ii) if later, the close of business on the tenth day following the day on which public announcement is first made of the date of the annual meeting. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of the Nomination Notice.

(e) In addition to including the names of the Preferred Nominees in the Corporation’s proxy statement for the annual meeting, the Corporation shall also include the information concerning the Preferred Nominees and each Eligible Preferred Holder that is required to be disclosed in the Corporation’s proxy statement pursuant to the Exchange Act.

(f) Each Eligible Preferred Holder and Preferred Nominee, as the case may be, must provide within ten Business Days of receipt of the written request of the Corporation (i) information reasonably necessary to (A) verify that such Eligible Preferred Holder owns the Required Shares (which request, for the avoidance of doubt, may be satisfied with written statements from such Eligible Preferred Holder and each intermediary through which the Required Shares are held verifying that such Eligible Preferred Holder beneficially owns the Required Shares, a certificate or certificates representing the Required Shares in such Eligible Preferred Holder’s name or any other reasonably acceptable proof) and (B) determine whether such Preferred Nominee meets the Corporation’s reasonable requirements with regard to director qualifications and policies and guidelines applicable to each of the other serving non-management directors of the Corporation, including whether such Preferred Nominee satisfies the requirements relating to director independence of any National Securities Exchange pursuant to which any class or series of the stock of the Corporation is listed or quoted; and (ii) such additional information, limited to the type of information set forth in Section 2.15 of the Corporation’s Amended and Restated Bylaws, as the Corporation may reasonably request in writing.

17

(g) In the event that any information or communications provided by an Eligible Preferred Holder or Preferred Nominee to the Corporation or its shareholders ceases to be true and correct in any material respect or omits a fact necessary to make the statements made, in light of the circumstances under which they were made, not materially misleading, each Eligible Preferred Holder or Preferred Nominee, as the case may be, shall promptly notify in writing the Secretary of the Corporation of any such inaccuracy or omission in such previously provided information and of the information that is required to make such information or communication true and correct in all material respects.

(h) In no event shall an Eligible Preferred Holder be entitled pursuant to Section 11.8 to submit and have elected a Preferred Nominee who is an Ineligible Person. If the Preferred Nominee is an Ineligible Person, the Corporation shall promptly notify in writing such Eligible Preferred Holder, and such Eligible Preferred Holder shall be entitled to submit a substitute Preferred Nominee within the same time period for the giving of the Nomination Notice in paragraph (d) of Section 11.8.

(i) An Eligible Preferred Holder must beneficially own a number of Series D Preferred Shares that represents 8% or more of the outstanding Series D Preferred Shares (the “Required Shares”) as of both the date the Nomination Notice is delivered to or received by the Corporation in accordance with Section 11.8 and the record date for determining holders entitled to vote at the meeting. In the event there is more than one Eligible Preferred Holder for any annual meeting, each Eligible Preferred Holder may submit Preferred Nominees for inclusion in the Corporation’s proxy statement.

(j) So long as at least 200,000 Series D Preferred Shares remain outstanding at the commencement of the applicable annual meeting, subject to the provisions of Section 11.8, then two directors shall be elected out of the Preferred Nominee(s) by a plurality of the votes cast by the Series D Preferred Shares at the annual meeting.

(k) If less than 200,000 Series D Preferred Shares remain outstanding at or prior to the annual meeting, then, as applicable, either (i) prior to a vote being held on the election of a director out of the Preferred Nominees at the annual meeting, all Preferred Nominees shall be automatically deemed to have withdrawn from the election or (ii) if a vote is held on the election of a director out of the Preferred Nominees at the annual meeting, (A) such vote will be deemed void, (B) the Preferred Nominees who received a plurality of the votes cast by the Series D Preferred Shares at the annual meeting shall not be deemed to have been elected as directors and (C) the number of directors constituting the Board of Directors shall be reduced accordingly.

(l) On the date on which less than 200,000 Series D Preferred Shares remain outstanding occurs, the rights under this Section 11.8 will cease, and the term of the Series D Preferred Directors then serving on the Board of Directors, if any, shall immediately terminate and the number of directors constituting the Board of Directors shall be reduced accordingly.

18

11.9 Preferred Restrictions.

(a) So long as at least 200,000 Series D Preferred Shares remain outstanding, the Corporation will not, without the affirmative vote of (i) a majority of the Board of Directors and (ii) both Series D Preferred Directors, effect any of the following actions by the Corporation, whether by amendment, merger, consolidation, operation of law or otherwise, and whether or not such approval is required pursuant to the Official Code of Georgia Annotated:

(i) enter into any transaction or agreement that would result in any sale, merger, recapitalization or liquidation event if the transaction would result in (A) the issuance or assumption of any Senior Shares or (B) the holders of Series D Preferred Shares receiving less than the greater of: (i) the Liquidation Preference (including accumulated accrued and unpaid dividends) and (ii) an amount equal to the product of (A) the average closing price of the Common Shares on (x) the National Securities Exchange on which the Common Shares are then-listed or traded for the 60 Trading Days immediately preceding the record date, or (y) the OTC on which the Common Shares are then-traded for 90 days immediately preceding the record date if the Common Shares are not then listed or traded on a National Securities Exchange (B) the number of shares of Common Shares into which the Series D Preferred Shares are then-convertible; or

(ii) declare or pay any dividend on any class of equity securities of the Corporation other than the Series B Preferred Shares and Series D Preferred Shares unless all dividends applicable to both the Series B Preferred Shares and Series D Preferred Shares have been declared and paid to date.

(d) So long as at least 200,000 Series D Preferred Shares remain outstanding, no new Senior Shares or new Parity Shares shall be issued and, other than the Series B Preferred Shares and the Series A Preferred Shares, be permitted to be outstanding. So long as at least 200,000 Series D Preferred Shares remain outstanding, the Series A Preferred Shares shall not be amended, and the Corporation shall not otherwise take action, to provide for (i) the accrual or payment of dividends on the Series A Preferred Shares, (ii) an increase of the liquidation preference of the Series A Preferred Shares, (iii) a right of conversion of the Series A Preferred Shares into Common Shares or (iv) the exchange by the Corporation of Series A Preferred Shares for Common Shares. So long as at least 200,000 Series D Preferred Shares remain outstanding, no Junior Shares shall be issued or permitted to be outstanding by the Corporation which are convertible into Common Shares with an effective (x) conversion price less than $20.00 per Common Share or (y) any conversion ratio more favorable to such Junior Shares than the substantial equivalent of the then-applicable Conversion Ratio for the Series D Preferred Shares.

11.10 Sinking Fund. The Series D Preferred Shares shall not be entitled to the benefits of any retirement or sinking fund.

11.11 Conversion.

(a) Mandatory Conversion. Subject to the limitations set forth in paragraph (e) of Section 11.11, at any time after the Issue Date upon the occurrence of the following events, the Series D Preferred Shares shall be subject to mandatory conversion (the “Mandatory Conversion”): (i) there shall be 200,000 or fewer shares of Series B Preferred Shares outstanding; and (ii) the average closing price of the Common Shares on a National Securities Exchange is at least $20.00, as adjusted pursuant to Section 11.12, over any 30-day Trading Days following the date on which there are 200,000 or fewer shares of Series B Preferred Shares outstanding. The Corporation shall provide notice of the Mandatory Conversion by delivering a written notice thereof by email, facsimile or overnight courier to the holders of the Series D Preferred Shares (the “Mandatory Conversion Notice” and the date all of the holders of Series D Preferred Shares received such notice is referred to as the “Mandatory Conversion Notice Date”). The Mandatory Conversion Notice shall (x) state the date on which the Mandatory Conversion shall occur (the “Mandatory Conversion Date”) which date shall not be less than five (5) calendar days nor more than twenty (20) calendar days following the Mandatory Conversion Notice Date, and (y) state the aggregate number of shares of the Series D Preferred Shares which are being converted in such Mandatory Conversion from the holder and all of the other holders of the Series D Preferred Shares pursuant to this paragraph (a) of Section 11.11 on the Mandatory Conversion Date. The mechanics of conversion set forth in paragraph (c)(ii) of Section 11.11 shall apply to a Mandatory Conversion.

19

(b) Optional Conversion. At any time after the Issue Date, subject to the limitations set forth in paragraph (e) of Section 11.11, a holder of Series D Preferred Shares may convert all, or any portion of its Series D Preferred Shares, at the Conversion Ratio, subject to adjustment pursuant to Section 11.12.

(c) Mechanics of Conversion.

(i) Notice of Conversion. Holders of Series D Preferred Shares shall effect conversions by providing the Corporation and its transfer agent with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”), duly completed and executed. The Notice of Conversion must specify the number of shares of the number of shares of Series D Preferred Shares to be converted, the number of shares of Series D Preferred Shares owned prior to the conversion at issue, and the number of shares of Common Shares to be issued in respect of the conversion at issue. Provided the Corporation’s transfer agent is participating in the DTC Fast Automated Securities Transfer program, the Notice of Conversion may specify, at such holder’s election, whether the applicable Conversion Shares shall be credited to the DTC participant account nominated by the holder of the Series D Preferred Shares through DTC’s Deposit Withdrawal At Custodian system (a “DWAC Delivery”). The date on which such a conversion shall be deemed effective (an “Optional Conversion Date”, and together with the Mandatory Conversion Date, a “Conversion Date”), shall be defined as the Trading Day that the Notice of Conversion, completed and executed, is sent by facsimile or other electronic transmission to, and received during regular business hours by, the Corporation and its transfer agent. The calculations set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.

(ii) Delivery of Electronic Issuance Upon Conversion. Not later than the earlier of (x) two (2) Trading Days and (y) the Standard Settlement Period, in each case after the applicable Conversion Date (the “Share Delivery Date”), the Corporation’s transfer agent shall (a) in the case of a DWAC Delivery (if so requested by the applicable holder), electronically transfer such Conversion Shares by crediting the DTC participant account nominated by the applicable holder through DTC’s DWAC system or (b) if the shares of Series D Preferred Shares being converted have been issued in global form eligible for book-entry settlement with DTC, the Conversion Shares shall be delivered to the applicable holder through book-entry transfer through the facilities of DTC. If in the case of a DWAC Delivery, such shares are not electronically delivered to or as directed by, the applicable holder by the Share Delivery Date, the applicable holder shall be entitled to elect to rescind such Notice of Conversion by written notice to the Corporation and its transfer agent at any time on or before its electronic receipt of such shares, as applicable, in which event the Corporation’s transfer agent shall promptly direct the return of any shares of Common Shares delivered to the applicable holder through the DWAC system, representing the shares of Series D Preferred Shares unsuccessfully tendered for conversion to the Corporation.

20

(iii) Obligation Absolute. Subject to a Series D Preferred Shares holder’s right to rescind a Notice of Conversion pursuant to paragraph (c)(ii) of Section 11.11 above, the Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series D Preferred Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by an applicable holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such holder or any other person of any obligation to the Corporation or any violation or alleged violation of law by such holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such holder in connection with the issuance of such Conversion Shares. Nothing herein shall limit a Series D Preferred Shares holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief; provided that holder shall not receive duplicate damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein. The exercise of any such rights shall not prohibit a Series D Preferred Shares holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(iv) Compensation for Buy-In on Failure to Timely Deliver Shares Upon Conversion. If the Corporation fails to effect a DWAC Delivery, as applicable, by the Share Delivery Date pursuant to paragraph (c)(ii) of Section 11.11 (other than a failure caused by incorrect or incomplete information provided by the applicable holder to the Corporation), and if after such Share Delivery Date such holder is required to or otherwise purchases (in an open market transaction or otherwise), shares of Common Shares to deliver in satisfaction of a sale by such holder of the Conversion Shares which such holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such holder (in addition to any other remedies available to or elected by such holder) the amount by which (x) such holder’s total purchase price (including any brokerage commissions) for the shares of Common Shares so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Shares that such holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such holder, either reissue (if surrendered) the shares of Series D Preferred Shares equal to the number of shares of Series D Preferred Shares submitted for conversion or deliver to such holder the number of shares of Common Shares that would have been issued if the Corporation had timely complied with its delivery requirements under paragraph (c)(ii) of Section 11.11. For example, if a Series D Preferred Shares holder purchases shares of Common Shares having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series D Preferred Shares with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such holder $1,000. The Series D Preferred Shares holder shall provide the Corporation written notice, within three (3) Trading Days after the occurrence of a Buy-In, indicating the amounts payable to such holder in respect of such Buy-In together with applicable confirmations and other evidence reasonably requested by the Corporation. Nothing herein shall limit a Series D Preferred Shares holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver shares of Common Shares upon conversion of the shares of Series D Preferred Shares as required pursuant to the terms hereof; provided, however, that the applicable holder shall not be entitled to both (i) require the reissuance of the shares of Series D Preferred Shares submitted for conversion for which such conversion was not timely honored and (ii) receive the number of shares of Common Shares that would have been issued if the Corporation had timely complied with its delivery requirements under paragraph (c)(ii) of Section 11.11.

21

(v) Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Shares for the sole purpose of issuance upon conversion of the Series D Preferred Shares, free from preemptive rights or any other actual contingent purchase rights of persons other than the holders of the Series D Preferred Shares, not less than such aggregate number of shares of the Common Shares as shall be issuable (taking into account the adjustments of Section 11.12) upon the conversion of all outstanding shares of Series D Preferred Shares. Such reservation shall comply without regard to the provisions of paragraph (e) of Section 11.11. The Corporation covenants that all shares of Common Shares that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid, non-assessable and free and clear of all liens and other encumbrances.

(vi) Fractional Shares. No fractional shares or scrip representing fractional shares of Common Shares shall be issued upon the conversion of the Series D Preferred Shares. All fractional shares shall be rounded down to the nearest whole shares of Common Shares.

(vii) Transfer Taxes. The issuance of book entry notations for shares of the Common Shares upon conversion of the Series D Preferred Shares shall be made without charge to any Series D Preferred Shares holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such book entry notation, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such book entry notation upon conversion in a name other than that of the registered holder(s) of such shares of Series D Preferred Shares and the Corporation shall not be required to issue or deliver such book entry notation unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

22

(d) Status as Shareholder. Upon each Conversion Date in which the Series D Preferred Shares converts into Common Shares: (i) the shares of Series D Preferred Shares being converted shall be deemed converted into shares of Common Shares; and (ii) the Series D Preferred Shares holder’s rights as a holder of such converted shares of Series D Preferred Shares shall cease and terminate, excepting only the right to receive book entry notations for such shares of Common Shares and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of this Article XI. In all cases, the holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series D Preferred Shares.

(e) Limitations on Conversion. Except as set forth in this paragraph (e) of Section 11.11, a Series D Preferred Shares holder shall not have the right to convert any portion of the Series D Preferred Shares and such Series D Preferred Shares shall not be automatically converted, to the extent that after giving effect to such conversion, such holder (together with such holder’s Affiliates, any other persons acting as a group together, and any other persons whose beneficial ownership of Common Shares would be aggregated with the holder’s and the other Attribution Parties for purposes of Section 13(d) of the Exchange Act (such persons, “Attribution Parties”)) would beneficially own in excess of 19.99% (the “Maximum Percentage”) of the shares of Common Shares outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the aggregate number of shares of Common Shares beneficially owned by such person and its Affiliates shall include the number of shares of Common Shares issuable upon conversion of the Series D Preferred Shares with respect to which the determination of such sentence is being made, but shall exclude shares of Common Shares which would be issuable upon (i) conversion of the remaining, unconverted portion of the Series D Preferred Shares beneficially owned by such person and its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation beneficially owned by such person and its Affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. For purposes of this paragraph (e) of Section 11.11, in determining the number of outstanding shares of Common Shares, a Series D Preferred Shares holder may rely on the number of outstanding shares of Common Shares as reflected in (1) the Corporation’s most recent Annual Report on Form 10-K, Proxy Statement, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the SEC, as the case may be, (2) a more recent public announcement by the Corporation or (3) any other notice by the Corporation or the Corporation’s transfer agent setting forth the number of shares of Common Shares outstanding. For any reason at any time, upon the written or oral request of a Series D Preferred Shares holder, where such request indicates that it is being made pursuant to this paragraph (e) of Section 11.11, the Corporation shall within one (1) Trading Day confirm orally and in writing to such holder the number of shares of Common Shares then outstanding. In any case, the number of outstanding shares of Common Shares shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series D Preferred Shares, by a Series D Preferred Shares holder and its Affiliates since the date as of which such number of outstanding shares of Common Shares was reported. Upon delivery of a written notice to the Corporation, a Series D Preferred Shares holder may from time to time increase or decrease the Maximum Percentage to any other percentage as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Corporation and (ii) any such increase or decrease will apply only to such holder and not to any other holder of Series D Preferred Shares. For purposes of clarity, the shares of Common Shares issuable pursuant to the terms hereof in excess of the Maximum Percentage shall not be deemed to be beneficially owned by a Series D Preferred Shares holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act. No prior inability to convert Series D Preferred Shares pursuant to this paragraph (e) of Section 11.11 shall have any effect on the applicability of the provisions of this paragraph (e) of Section 11.11 with respect to any subsequent determination of whether Series D Preferred Shares may be converted. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this paragraph (e) of Section 11.11 to the extent necessary to correct this paragraph or any portion of this paragraph which may be defective or inconsistent with the intended beneficial ownership limitation contained in this paragraph (e) of Section 11.11 or to make changes or supplements necessary or desirable to properly give effect to such limitation.

23

(f) All Series D Preferred Shares converted pursuant to Section 11.11, or otherwise acquired by the Corporation, shall be retired and restored to the status of authorized but unissued shares of undesignated Preferred Shares.

11.12 Certain Adjustments.

(a) Stock Dividends, Stock Splits. If the Corporation, at any time while any shares of Series D Preferred Shares are outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Shares with respect to the then outstanding shares of Common Shares; (ii) subdivides outstanding shares of Common Shares into a larger number of shares; or (iii) combines (including by way of a reverse stock split) outstanding shares of Common Shares into a smaller number of shares, then the Conversion Ratio shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Shares (excluding any treasury shares of the Corporation) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Shares outstanding immediately after such event (excluding any treasury shares of the Corporation). Any adjustment made pursuant to this paragraph (a) of Section 11.12 shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

(b) Listing of Common Shares. If a National Market Listing of the Common Shares is not accomplished by the date of the Merger, the Corporation shall use its best reasonable efforts thereafter to obtain National Market Listing of the Common Shares; provided, however, if a National Market Listing of the Common Shares is not achieved by the Corporation on or before the last day of: (i) the sixth whole calendar month immediately after the Merger (the “First Milestone Date”), or (ii) the twelfth whole calendar month immediately after the Merger (the “Second Milestone Date”), or (iii) the eighteenth whole calendar month immediately after the Merger (the “Third Milestone Date”) or (iv) the twenty-fourth whole calendar month immediately after the Merger (the “Fourth Milestone Date”), then on the First Milestone Date the Conversion Ratio shall automatically be reduced, and on each succeeding Milestone Date automatically further reduced, by one-half of a Series D Preferred Share in the number of Series D Preferred Shares required for conversion into a Common Share. Each such reduction on any such Milestone Date once occurring shall not lapse or be subject to any Correction Event.

(c) Calculations. All calculations under this Section 11.12 shall be made to the nearest cent or the nearest 1/10,000th of a share, as the case may be. For purposes of this Section 11.12, the number of shares of Common Shares deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Shares (excluding any treasury shares of the Corporation) issued and outstanding (i.e., dollars adjust to the nearest cent; shares to the nearest 10,000th, i.e., four decimal places).

(d) Notice to the Holders. Whenever the Conversion Ratio is adjusted pursuant to any provision of this Section 11.12, the Corporation shall promptly deliver to each holder of Series D Preferred Shares a notice setting forth the Conversion Ratio after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

* * * * * *

24

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed by its President and attested to by its Senior Vice President this 5th day of August, 2025.

By:	/s/ Brent Morrison
Name:	Brent Morrison
Title:	President

ATTEST:	/s/ Paul O’Sullivan
Name:	Paul O’Sullivan
Title:	Senior Vice President

[Seal]

25

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER

IN ORDER TO CONVERT SHARES OF

SERIES D 8% CUMULATIVE CONVERTIBLE REDEEMABLE PARTICIPATING PREFERRED SHARES)

The undersigned holder hereby irrevocably elects to convert the number of shares of Series D 8% Cumulative Convertible Redeemable Participating Preferred Shares, no par value per share (the “Series D Preferred Shares”), of Regional Health Properties, Inc., a Georgia corporation (the “Corporation”), indicated below (the “Preferred Stock Certificates”) into shares of common stock, no par value per share (the “Common Shares”), of the Corporation as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Articles of Amendment establishing its Series D 8% Cumulative Convertible Redeemable Participating Preferred Shares (“Articles of Amendment”) to the Amended and Restated Articles of Incorporation of the Corporation filed by the Corporation with the Georgia Secretary of State on August 5, 2025.

The undersigned holder’s right to convert the shares of Series D Preferred Shares is subject to the Maximum Percentage described in paragraph (e) of Section 11.11 of the Articles of Amendment. Therefore, the number of shares of Common Shares beneficially owned by the undersigned holder (together with any Attribution Parties), including the number of shares of Common Shares issuable upon conversion of the Series D Preferred Shares subject to this Notice of Conversion, but excluding (i) conversion of the remaining, unconverted portion of the Series D Preferred Shares beneficially owned by such person and its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation beneficially owned by such person and its Affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein, is [19.99]%.

Conversion calculations: [____]

Date to Effect Conversion: [____]

Number of shares of Series D Preferred Shares owned prior to Conversion: [____]

Number of shares of Series D Preferred Shares to be Converted: [____]

Number of shares of Common Shares to be Issued: [____]

Address for delivery of physical certificates: [____]

Or

for DWAC Delivery:

DWAC Instructions:

Broker no: [____]

Account no: [____]

26

HOLDER

By:

Name:

Title:

Date:

27